Exhibit 99.1

NEWMARKET CORPORATION REPORTS THIRD QUARTER RESULTS

•	Petroleum Additives Net Sales Improve 24 Percent for the Third Quarter with Margins Lower

•	Nine Month Earnings per Share from Continuing Operations Up 16 Percent

•	$20 Million of Common Stock Repurchased in Third Quarter

Richmond, VA, October 30, 2008 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the company’s operations for the third quarter and first nine months of 2008.

Income from continuing operations for the third quarter of 2008 was $16.5 million, a decrease of 18 percent from earnings on the same basis for the third quarter of 2007 of $20.1 million. Earnings per share from continuing operations for the third quarter of 2008 were $1.07 per share, a decrease of 10 percent from comparable third quarter 2007 earnings per share of $1.19. Including the 2007 discontinued operations, net income for the third quarter of 2007 was $21.2 million, or $1.25 per share.

Income from continuing operations for the first nine months of this year was $53.9 million, an improvement of 5 percent over comparative income from continuing operations for the same period last year of $51.5 million. Earnings per share from continuing operations for the first nine months of this year were $3.48, an improvement of 16 percent over comparable earnings per share for 2007 of $2.99. Including the 2007 discontinued operations, net income for the first nine months of 2007 was $68.3 million, or $3.96 per share.

The earnings per share from continuing operations in the third quarter and the first nine months of 2008 reflect the benefit of share repurchases made in both 2007 and 2008. The discontinued operations in 2007 represents the gain associated with the termination of the tetraethyl lead (TEL) marketing agreements, as well as the after-tax operating earnings from these agreements in the first quarter of 2007.

Sales of petroleum additives in the third quarter of 2008 increased to $437.2 million, an improvement of 24 percent over net sales of $352.1 million for third quarter 2007. The improvement in the third quarter 2008 sales includes a 4 percent increase in volumes shipped. Operating profit of petroleum additives in the third quarter of this year was $28.1 million, a decrease of 20 percent from operating profit for the same period last year of $35.2 million. We had good shipments during the quarter as noted by the 4 percent increase, but we had several offsetting factors. We continued to have a compression of margins in the quarter as raw material increases have outstripped our pricing actions. We have been active in raising prices to offset the raw material increases. We believe that, overall, the cumulative increases that we have implemented will now cover those cost increases, though the full benefit was not seen in our third quarter results.

This quarter was also impacted by Hurricanes Gustav and Ike. These storms caused widespread disruptions in the region and impacted our supply of raw materials, our ability to ship, and the ability of our customers to receive products. While the expense due to physical damage at our sites was relatively small, the overall economic impact was much larger. We estimate that impact to operating profit was in the $4 million range.

For the first nine months of 2008, petroleum additives sales increased to $1,238.8 million, an improvement of 24 percent over sales for the same period last year of $997.3 million. The increase in sales includes the benefit of 12 percent higher volumes shipped. Operating profit for petroleum additives for the first nine months of this year, which included a $3.2 million gain on a legal settlement in the first quarter of this year, was $97.5 million. This represents a 3 percent decrease compared to operating profit of $100.7 million for the first nine months of 2007.

The first nine months of 2008 included unprecedented increases in the cost of many of our petroleum additives raw materials, as well as increased cost of energy and other manufacturing related cost. Also during this period, we have been investing more in research and development to support our customers by providing differentiated products and marketing solutions that enhance their position in the marketplace. While we have implemented price increases during the year, the time lag between the increase in our cost and when we benefit from our price increases has resulted in margin compression reducing our operating profit.

Our petroleum additives business continues to deliver the innovative products and services that bring value to our customers and solid growth to our business. While the economies of the world are experiencing a turbulent financial period, our financial position remains strong. One of the uncertainties as we look to the next several quarters is the impact that an economic slowdown in the world economies will have on demand for our products. In the first half of 2008, our volume grew at a rate much higher than typical industry demand. Growth slowed in the third quarter, and the slowdown has continued into the fourth quarter. It is impossible at this point to project demand for the fourth quarter, but a reduction in the 5%-10% range versus the third quarter would not be out of line with what we are currently experiencing. Despite significant decreases in crude oil prices, the prices of most of our raw materials have not shown such a reduction. Many of our raw materials remain in tight supply and the reductions that have been announced have not flowed through to our cost as of this date. Overall, we are pleased with how our business is operating in this difficult environment.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EDT on Friday, October 31, 2008, to review third quarter 2008 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 7, 2008 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 299929. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2007 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales:
Petroleum additives	$437.2	$352.1	$1,238.8	$997.3
All other (a)	3.4	4.8	10.0	13.5

Total	$440.6	$356.9	$1,248.8	$1,010.8

Segment operating profit:
Petroleum additives (b)	$28.1	$35.2	$97.5	$100.7

All other (a)	0.5	0.6	1.0	(4.4)

Segment operating profit	28.6	35.8	98.5	96.3

Corporate unallocated expenses	(3.3)	(3.0)	(10.9)	(10.2)
Interest and financing expenses	(3.0)	(3.0)	(8.9)	(8.7)
Other income, net	0.6	1.4	1.4	2.4

Income from continuing operations before income taxes	$22.9	$31.2	$80.1	$79.8

Net income:
Income from continuing operations	$16.5	$20.1	$53.9	$51.5
Discontinued operations (c)	—	1.1	—	16.8

Net income	$16.5	$21.2	$53.9	$68.3

Basic earnings per share:
Income from continuing operations	$1.08	$1.20	$3.49	$3.01
Discontinued operations (c)	—	0.06	—	0.98

Basic earnings per share	$1.08	$1.26	$3.49	$3.99

Diluted earnings per share:
Income from continuing operations	$1.07	$1.19	$3.48	$2.99
Discontinued operations (c)	—	0.06	—	0.97

Diluted earnings per share	$1.07	$1.25	$3.48	$3.96

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note c), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation and the real estate development activities.

(b)	Petroleum additives segment operating profit for nine months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.

(c)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $1.7 million for the third quarter 2007 ($1.1 million after tax or $.06 per share) and $22.8 million for nine months 2007 ($14.6 million after tax or $.84 per share). The remaining amount for 2007 represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net sales	$440,604	$356,946	$1,248,836	$1,010,755
Cost of goods sold (a)	367,026	277,877	1,011,462	786,739

Gross profit	73,578	79,069	237,374	224,016

Selling, general, and administrative expenses	28,476	27,659	87,748	81,460
Research, development, and testing expenses	19,471	18,476	61,579	56,387

Operating profit	25,631	32,934	88,047	86,169

Interest and financing expenses	2,966	2,954	8,854	8,743
Other income, net	222	1,235	901	2,382

Income from continuing operations before income taxes	22,887	31,215	80,094	79,808
Income tax expense	6,415	11,125	26,226	28,254

Income from continuing operations	16,472	20,090	53,868	51,554

Discontinued operations (b):
Gain on settlement of discontinued business (net of tax)	—	1,067	—	14,554
Income from operations of discontinued business (net of tax)	—	—	—	2,217

Net income	$16,472	$21,157	$53,868	$68,325

Basic earnings per share
Income from continuing operations	$1.08	$1.20	$3.49	$3.01
Discontinued operations (b)	—	0.06	—	0.98

	$1.08	$1.26	$3.49	$3.99

Diluted earnings per share
Income from continuing operations	$1.07	$1.19	$3.48	$2.99
Discontinued operations (b)	—	0.06	—	0.97

	$1.07	$1.25	$3.48	$3.96

Shares used to compute basic earnings per share	15,306	16,772	15,418	17,121

Shares used to compute diluted earnings per share	15,365	16,887	15,493	17,236

Cash dividends declared per share	$0.20	$0.125	$0.60	$0.375

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for nine months 2008 includes a gain of $3.2 million from a legal settlement related to raw materials.

(b)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $1.7 million ($1.1 million after tax or $.06 per share) for the third quarter 2007 and $22.8 million for nine months 2007 ($14.6 million after tax or $.84 per share). The income from operations for nine months 2007 represents the after tax earnings of the discontinued business. Income from operations before tax amounted to $3.5 million for the nine months 2007.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30 2008	December 31 2007
ASSETS

Current assets:
Cash and cash equivalents	$33,491	$71,872
Trade and other accounts receivable, less allowance for doubtful accounts ($958—2008; $1,059—2007)	248,180	207,190
Inventories	228,052	193,694
Deferred income taxes	12,066	18,727
Prepaid expenses and other current assets	7,465	3,558

Total current assets	529,254	495,041

Property, plant and equipment, at cost	838,237	789,634
Less accumulated depreciation and amortization	611,252	606,072

Net property, plant and equipment	226,985	183,562

Prepaid pension cost	6,276	2,616
Deferred income taxes	23,632	21,396
Other assets and deferred charges	20,937	22,764
Intangibles, net of amortization	55,941	45,555

Total assets	$863,025	$770,934

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,429	$104,636
Accrued expenses	62,989	57,043
Dividends payable	2,667	3,154
Book overdraft	4,612	6,249
Long-term debt, current portion	771	736
Income taxes payable	5,168	5,843

Total current liabilities	203,636	177,661

Long-term debt	213,361	157,061
Other noncurrent liabilities	114,759	119,205

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding—15,183,207 in 2008 and 15,566,225 in 2007	—	5,235
Accumulated other comprehensive loss	(39,170)	(34,360)
Retained earnings	370,439	346,132

	331,269	317,007

Total liabilities and shareholders’ equity	$863,025	$770,934